UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2017

EXTRACTION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37907	46-1473923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 5300 Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (720) 557-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01 Entry into a Material Definitive Agreement.
Indenture and the 2024 Senior Notes
On August 1, 2017, Extraction Oil & Gas, Inc. (the “Company”) issued at par $400.0 million principal amount of 7.375% Senior Notes due May 15, 2024 (the “2024 Senior Notes”). The 2024 Senior Notes were issued under the Indenture, dated as of August 1, 2017, by and between the Company, certain subsidiaries of the Company (the “Guarantors”) and Wells Fargo, National Association, as trustee (the “Indenture”). The 2024 Senior Notes are senior unsecured obligations of the Company. The 2024 Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s current subsidiaries and by certain future restricted subsidiaries that guarantee indebtedness under a credit facility.
Interest and Maturity
The 2024 Senior Notes will mature on May 15, 2024. The 2024 Senior Notes bear interest at the rate of 7.375% per annum, payable in cash semi-annually in arrears on each May 15 and November 15, commencing November 15, 2017.
Optional Redemption
At any time prior to May 15, 2020, the Company may, from time to time, redeem up to 35% of the aggregate principal amount of the 2024 Senior Notes with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 107.375% of the principal amount of the 2024 Senior Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate principal amount of 2024 Senior Notes issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.
At any time prior to May 15, 2020, the Company may, on any one or more occasions, redeem all or a part of the 2024 Senior Notes at a redemption price equal to 100% of the principal amount of the 2024 Senior Notes redeemed, plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, the date of redemption.
On and after May 15, 2020, the Company may redeem the 2024 Senior Notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the date of redemption if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR	PERCENTAGE
2020	103.6888%
2021	101.844%
2022 and thereafter	100.000%
Change of Control
If the Company experience certain changes of control, each holder of 2024 Senior Notes may require the Company to repurchase all or a portion of its 2024 Senior Notes for cash at a price equal to 101% of the aggregate principal amount of such 2024 Senior Notes, plus any accrued but unpaid interest to the date of repurchase.
Certain Covenants
The Indenture contains covenants that, among other things and subject to certain exceptions and qualifications, limit the Company’ ability and the ability of their restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from their subsidiaries to them; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Events of Default
Upon an Event of Default (as defined in the Indenture), the trustee or the holders of at least 25% in aggregate principal amount of then outstanding 2024 Senior Notes may declare the 2024 Senior Notes immediately due and payable, except that a default resulting from certain events of bankruptcy or insolvency with respect to the Company, any restricted subsidiary of the Company that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, will automatically cause all outstanding 2024 Senior Notes to become due and payable.
The foregoing description of the Indenture is qualified in its entirety by reference to such Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of August 1, 2017, by and between Extraction Oil & Gas, Inc. and Wells Fargo, National Association, as Trustee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRACTION OIL & GAS, INC.

By:	/s/ Russell T. Kelley, Jr.
Russell T. Kelley, Jr.
Chief Financial Officer
Dated: August 3, 2017

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of August 1, 2017, by and between Extraction Oil & Gas, Inc. and Wells Fargo, National Association, as Trustee.